EXHIBIT 2.3


                         UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

- - - - - - - - - - - - -  x
                           :
In re:                     :    Chapter 11
                           :
GENTEK INC., et al.,       :    Case No. 02-12986 (MFW)
and NOMA COMPANY,          :
                           :    Jointly Administered
                           :
Debtors.(1)                :    Related to Docket No. 1248
                           :
- - - - - - - - - - - - -  x

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1        The Debtors are the following entities: GenTek Inc., Balcrank Products,
         Inc., Big T-2 Company LLC, Binderline Draftline, Inc., Con-X Corporation, Defiance, Inc., Defiance Kinematics Inc., Defiance Precision Products, Inc., Defiance Precision Products Management LLC, Defiance Precision Products Manufacturing LLC, Defiance Testing and Engineering Services, Inc., Electronic Interconnect Systems, Inc., Fini Enterprises, Inc., General Chemical Corporation, HN Investment Holdings Inc., Hy-Form Products, Inc., Krone Digital Communications Inc., Krone Incorporated, Krone International Holding Inc., Krone Optical Systems Inc., Krone USA, Incorporated, Noma Corporation, Noma O.P., Inc., PCT Mexico Corporation, Printing Developments, Inc., Reheis, Inc., Toledo Technologies Inc., Toledo Technologies Management LLC, Toledo Technologies Manufacturing LLC, Vigilant Networks LLC and Waterside Urban Renewal Corporation. Also a Debtor and debtor-in-possession in these jointly administered cases is Noma Company, a Canadian entity.


               ORDER CONFIRMING JOINT PLAN OF REORGANIZATION UNDER
            CHAPTER 11, TITLE 11, UNITED STATES CODE OF GENTEK INC.,
                 ET AL., AND NOMA COMPANY, DEBTORS, AS MODIFIED

                  A HEARING HAVING BEEN HELD BEFORE THE COURT on October 7, 2003 (the "Confirmation Hearing"), to consider confirmation of the Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code of GenTek Inc., et al., and Noma Company, Debtors, dated August 28, 2003, as modified (the "Plan"),(1) proposed by GenTek Inc. and its subsidiaries and affiliates in the above-captioned jointly administered cases (the "Debtors" or the "Reorganized Debtors," depending on the context);

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1        Capitalized terms used herein without definition have the meanings provided for in the Plan.

                  IT APPEARING TO THE COURT that the Plan is supported by the official committee of the Debtors' unsecured creditors (the "Creditors Committee") and by the secured lenders under the Debtors' credit agreement dated as of April 30, 1999, as amended and restated as of August 9, 2000 and as of August 1, 2001 (the "Existing Lenders");

                  IT FURTHER APPEARING TO THE COURT that the Disclosure Statement with Respect to Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code of GenTek Inc., et al., and Noma Company, Debtors, dated August 28, 2003 (the "Disclosure Statement") has been previously approved by the Court, pursuant to the Order Approving Disclosure Statement with Respect to Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code of GenTek Inc., et al., and Noma Company, Debtors, dated August 27, 2003;

                  IT FURTHER APPEARING TO THE COURT that solicitation and noticing procedures with respect to the Plan have been approved by the Court, pursuant to the Order (I) Determining Dates, Procedures and Forms Applicable to Solicitation Process, (II) Establishing Vote Tabulation Procedures, and (III) Establishing Objection Deadline and Scheduling Hearing to Consider Confirmation of Plan, dated August 27, 2003 (the "Solicitation Order");

                  IT FURTHER APPEARING TO THE COURT that the Debtors have filed with the Court a Plan Supplement Pursuant to Section 12.15 of Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code of GenTek Inc., et al., and Noma Company, Debtors, dated September 30, 2003, and an addendum thereto dated October 2, 2003 (the "Plan Supplement"), submitting therein draft forms of certain documents necessary to implement the Plan, including the Certificate of Incorporation of Reorganized GenTek, the By-laws of Reorganized GenTek, the commitment letter for the Exit Facility, the New GenTek Management and Directors Incentive Plan, the New Senior Term Notes Credit Agreement, the New GenTek Warrants (and any related warrant agreement therefor), the Pennsylvania Tort Claim Note, and the Preference Claim Litigation Trust Agreement (collectively, the "Plan Documents");

                  IT FURTHER APPEARING TO THE COURT that the Debtors have filed with the Court a Notice of Designation of (I) Directors Pursuant to Section 6.9(a) and (II) Disbursing Agent Pursuant to Section 8.3(a) of Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code of GenTek Inc., et al., and Noma Company, Debtors, dated October 2, 2003 (the "Designation"), disclosing therein the identity of the members of the new board of directors of GenTek Inc. as reorganized ("Reorganized GenTek") and the identity of the company proposed to assist the Debtors with disbursing functions under the Plan;

                  IT FURTHER APPEARING TO THE COURT that the Debtors have proposed certain modifications to the Plan as set forth in a First Modification to Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code of GenTek Inc., et al., and Noma Company, Debtors, dated October 3, 2003 (the "First Modification");

                  IT FURTHER APPEARING TO THE COURT that the deadline for filing objections to the Plan has passed and that the only objections to confirmation of the Plan were filed by Sonia Aquilera, Martha Perez, Tony Newman and Dorothy Lenoir; Honeywell International Inc.; the Ohio Bureau of Workers' Compensation; the State of Ohio on behalf of the Ohio Environmental Protection Agency; Ovako Steel, Inc.; Reagent Chemical & Research, Inc. and The Dallas Group of America, Inc.; Steel Technologies, Inc.; the Texas Comptroller of Public Accounts; US Bancorp Equipment Finance, Inc.; the United States of America on behalf of the United States Environmental Protection Agency; the United States Trustee; and William C. Meredith Company, Inc.

                  IT FURTHER APPEARING TO THE COURT that the deadline for casting ballots to accept or reject the Plan has passed and that Logan & Company, Inc. acting as voting agent pursuant to the Solicitation Order has filed herein the Declaration of Kathleen M. Logan Certifying Voting on and Tabulation of Ballots Accepting or Rejecting the Joint Plan of Reorganization of the Debtors (the "Logan Declaration");

                  IT FURTHER APPEARING TO THE COURT that the Debtors have presented testimony, evidence and argument of counsel in support of confirmation of the Plan, and that additional testimony, evidence or argument of counsel has been presented by other parties in interest;

                  NOW, THEREFORE, based upon the Court's review of (a) the Disclosure Statement, (b) the Plan, (c) the First Modification, (d) the unresolved objections to confirmation of the Plan, (e) all of the evidence proffered or adduced at, filings in connection with, and arguments of counsel made at, the Confirmation Hearing, and (f) the entire record of these chapter 11 cases; and after due deliberation thereon and good cause appearing therefor, and for the reasons set forth on the record at the Confirmation Hearing,

                  IT IS HEREBY FOUND AND DETERMINED THAT:(2)

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2        Pursuant to Fed. R. Bankr. P. 7052, findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate.


                  A. Jurisdiction; Venue; Core Proceeding. The Court has jurisdiction over the Debtors' chapter 11 cases pursuant to 28 U.S.C. ss.ss. 157 and 1334. Venue is proper pursuant to 28 U.S.C. ss.ss. 1408 and 1409. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. ss. 157(b)(2)(L) over which the Court has exclusive jurisdiction.

                  B. Judicial Notice. The Court takes judicial notice of the docket of the Debtors' chapter 11 cases maintained by the Clerk of the Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed with, all orders entered by, and evidence and argument made, proffered or adduced at the hearings held before the Court during the pendency of the chapter 11 cases.

                  C. Transmittal and Mailing of Solicitation Materials and Notices. The solicitation materials and notices prescribed by the Solicitation Order were served in compliance with the Solicitation Order, and such service was adequate and sufficient. Supplemental notice of the Confirmation Hearing was provided by publication as required by the Solicitation Order. Adequate and sufficient notice of the Confirmation Hearing and the other deadlines and matters required to be noticed pursuant to the Solicitation Order was given in compliance with the Bankruptcy Rules and the Solicitation Order, and no other or further notice is or shall be required.

                  D. Adequacy of Solicitation Procedures. All procedures used to distribute the solicitation materials to the appropriate creditors entitled to vote on the Plan and to tabulate the ballots returned by creditors were fair and were conducted in accordance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Solicitation Order. Votes for acceptance or rejection of the Plan were solicited and cast in good faith and in compliance with 11 U.S.C. ss.ss. 1125 and 1126 and Fed. R. Bankr. P. 3017 and 3018.

                  E. Good Faith Solicitation (11 U.S.C. ss. 1125(e)). Based on the record before the Court in these chapter 11 cases, the Debtors, the Existing Lender Agent, the Existing Lenders and the Creditors Committee, and each of their respective directors, officers, employees, members, agents, advisors, accountants, financial advisors, consultants, attorneys, and other representatives, have acted in good faith within the meaning of 11 U.S.C. ss. 1125(e) and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Solicitation Order in connection with all of their respective activities relating to the solicitation of acceptances of the Plan and their participation in the activities described in 11 U.S.C. ss. 1125, and are entitled to the protections afforded by 11 U.S.C. ss. 1125(e) and, to the extent applicable, the exculpation and injunctive provisions set forth in Section 12.12 of the Plan.

                  F. Impaired Classes that have Voted to Accept or Reject the Plan. As evidenced by the Logan Declaration, which certified both the method and results of the voting, Classes 4, 5, 6, 7, 8, 9 and 11 are each impaired and have voted to accept the Plan pursuant to the requirements of 11 U.S.C. ss.ss. 1124 and 1126. Thus, at least one impaired Class of Claims has voted to accept the Plan. Class 10 has voted to reject the Plan.

                  G. Classes Deemed to have Accepted or Rejected the Plan. Classes 1, 2 and 3 are not impaired under the Plan and are deemed to have accepted the Plan pursuant to 11 U.S.C. ss. 1126(f). Classes 12, 13, 14, 15 and 16 will receive no distribution under the Plan and are deemed to have rejected the Plan pursuant to 11 U.S.C. ss. 1126(g).

                  H. Compromises and Settlements Embodied in Plan. The Plan represents a compromise and settlement agreed to among the Debtors, the Existing Lender Agent and Creditors Committee, each on behalf of their respective constituencies, as to a myriad of significant and complex issues in dispute in the chapter 11 cases, including the issues detailed in Section 2.2(a) of the Plan. In the absence of the compromises and settlements reached by the parties and embodied in the Plan, the Debtors' emergence from chapter 11 would be significantly delayed by time-consuming and expensive litigation, the outcome of which could impair the ability of the Debtors to successfully reorganize and prejudice the recovery rights of all creditors. The terms and provisions of the Plan that reflect the compromises and settlements do not discriminate unfairly, and are fair and equitable and within the bounds of reasonableness, with respect to each class of claims and interests treated under the Plan.

                  I. Settlement of Pennsylvania Tort Claims. The Plan offers holders of Pennsylvania Tort Claims, subject to their vote to accept the Plan and certain other conditions, the opportunity to receive settlement treatment similar to terms that had been negotiated prior to the Petition Date, in lieu of the treatment afforded to other holders of unsecured claims. The settlement terms are fair and equitable and within the bounds of reasonable. The separate classification of the Pennsylvania Tort Claims is appropriate to effect the settlement.

                  J. Substantive Consolidation of Debtors' Estates. The Plan provides for substantive consolidation of the Debtors' estates for purposes of distribution only, to which no party in interest has objected. Substantive consolidation is appropriate because the various business segments of the Debtors operate as integrated units, notwithstanding the fact that they are composed of separate corporate entities; the Debtors have common direct or indirect ownership, have common officers and directors, and employ centralized cash management systems; and the Existing Lenders hold debt which is secured by an asserted lien against all of the Debtors, and a substantial portion of the Claims against the Debtors are subject to inter-Debtor guarantees. Moreover, substantive consolidation will benefit all parties in interest by simplifying the administration of the Debtors' estates and thus avoiding unnecessary costs and expenses. Finally, no unsecured creditor would be entitled to a greater distribution than is provided under the Plan in the absence of substantive consolidation. Based upon the facts and circumstances of these cases, and in view of the compromise and settlement embodied in the Plan, it appears that substantive consolidation is necessary to a successful reorganization, is in the best interest of the Debtors, their estates and creditors, and is fair and equitable.

                  K. Debtor Releases, Voluntary Creditor Releases and Exculpations. The releases proposed to be made by the Debtors on behalf of third parties pursuant to Section 12.9(a) of the Plan are appropriate and should be approved. There is an identity of interest between the Debtors and certain of the proposed released parties, the proposed released parties have made a substantial contribution to the Debtors' reorganization, the releases are necessary to the effectuation of the compromises and settlements embodied in the Plan and to the success of the Debtors' rehabilitation under the Plan, the Plan has been accepted by substantial majorities in all but one of the voting classes, and the compromises and settlements contained in the Plan upon which certain of the releases are premised will allow for distributions to creditors not otherwise available. The voluntary creditor releases provided for in Section 12.9(b) of the Plan are appropriate and should be approved. Such releases were fully disclosed and are consensual agreements by creditors who voted to accept the Plan. The exculpation provisions in Section 12.12 of the Plan are appropriate and should be approved.

                  L. Exit Financing Under Plan. The Plan contemplates that the Debtors will obtain exit financing pursuant to the terms of a new credit agreement to be entered into with a third party lender. The Debtors have received a commitment for such financing (the "Exit Financing Commitment") from Bank of America, N.A. (the "Exit Lender"), and are proceeding to negotiate the terms and provisions of the new credit agreement and related documents consistent with the terms of the Exit Financing Commitment. The decision to accept the Exit Financing Commitment is the result of an extensive effort by the Debtors and their financial advisor to market the proposed financing to potential lenders, including the distribution of a marketing brochure and the solicitation of indications of interest. That process produced five offers of financing, from which two commitment letters resulted. As between the two commitment letters, the Debtors selected the Exit Financing Commitment as the more favorable offer. The Debtors' entry into a new credit agreement consistent with the Exit Financing Commitment is in the best interest of the Debtors' estates and creditors and hereby is approved.

                  M. Plan Compliance with Bankruptcy Code (11 U.S.C. ss. 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying 11 U.S.C. ss. 1129(a)(1).

                           (i) Proper Classification (11 U.S.C. ss.ss. 1122,
                  1123(a)(1)). In addition to Administrative Claims and Priority Tax Claims, which need not be classified, the Plan designates sixteen classes of claims and interests. The claims and interests placed in each class are substantially similar to other claims and interests, as the case may be, in each such class. Valid business, factual and legal reasons exist for separately classifying the various classes of claims and interests created under the Plan, and such classes do not unfairly discriminate among holders of claims and interests. Thus, the Plan satisfies 11 U.S.C. ss.ss. 1122 and 1123(a)(1).

                           (ii) Specify Unimpaired Classes (11 U.S.C. ss.
                  1123(a)(2)). Sections 3.2 and 5.3 of the Plan specify that Classes 1, 2 and 3 are unimpaired under the Plan, thereby satisfying 11 U.S.C. ss. 1123(a)(2).

                           (iii) Specify Treatment of Impaired Classes (11
                  U.S.C. ss. 1123(a)(3)). Sections 3.3 and 3.4 of the Plan designate Classes 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and
                  16 as impaired and Sections 4.3 and 4.4 specify the treatment of claims and interests in those classes, thereby satisfying 11 U.S.C. ss. 1123(a)(3).

                           (iv) No Discrimination (11 U.S.C. ss. 1123(a)(4)).
                  The Plan provides for the same treatment by the Debtors for each claim or interest in each respective class unless the holder of a particular claim or interest has agreed to a less favorable treatment of such claim or interest, thereby satisfying 11 U.S.C. ss. 1123(a)(4).

                           (v) Implementation of Plan (11 U.S.C. ss.
                  1123(a)(5)). The Plan provides adequate and proper means for its implementation, thereby satisfying 11 U.S.C. ss. 1123(a)(5).

                           (vi) Non-Voting Equity Securities (11 U.S.C. ss.
                  1123(a)(6)). Section 6.2 of the Plan provides that the certificate or articles of incorporation and bylaws of each of the Debtors shall be amended to provide for the inclusion of provisions prohibiting the issuance of nonvoting equity securities, subject to further amendment of such certificate or articles of incorporation and bylaws or other organization documents as permitted by applicable law. Thus, the requirements of 11 U.S.C. ss. 1123(a)(6) are satisfied.

                           (vii) Selection of Officers and Directors (11 U.S.C.
                  ss. 1123(a)(7)). In the Disclosure Statement and the Designation, the Debtors properly and adequately disclosed the identity and affiliations of all individuals or entities proposed to serve on or after the Effective Date as officers or directors of the Reorganized Debtors and the manner of selection and appointment of such individuals or entities is consistent with the interests of holders of claims and interests and with public policy and, accordingly satisfies the requirements of 11 U.S.C. ss. 1123(a)(7).

                           (viii) Additional Plan Provisions (11 U.S.C. ss.
                  1123(b)). The Plan's additional provisions are appropriate and not inconsistent with the applicable provisions of the Bankruptcy Code.

                  N. Compliance with Fed. R. Bankr. P. 3016. The Plan is dated and identifies the entities submitting it, thereby satisfying Fed. R. Bankr. P. 3016(a). The filing of the Disclosure Statement with the Court satisfies Fed. R. Bankr. P. 3016(b).

                  O. Compliance with Fed. R. Bankr. P. 3017. The Debtors have given notice of the Confirmation Hearing as required by Fed. R. Bankr.
         P. 3017(d) and the Solicitation Order. The solicitation materials prescribed by the Solicitation Order were transmitted to the creditors entitled to vote on the Plan in accordance with Fed. R. Bankr. P. 3017(d) and, with respect to beneficial holders in Class 9, pursuant to Fed. R. Bankr. P. 3017(e).

                  P. Compliance with Fed. R. Bankr. P. 3018. The solicitation of votes to accept or reject the Plan satisfies Fed. R. Bankr. P. 3018. The Plan was transmitted to all creditors entitled to vote on the Plan, sufficient time was prescribed for such creditors to accept or reject the Plan, and the solicitation materials used and solicitation procedures followed comply with 11 U.S.C. ss. 1126, thereby satisfying the requirements of Fed. R. Bankr. P. 3018.

                  Q. Debtors' Compliance with Bankruptcy Code (11 U.S.C. ss. 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying 11 U.S.C. ss. 1129(a)(2).

                  R. Plan Proposed in Good Faith (11 U.S.C. ss. 1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying 11 U.S.C. ss. 1129(a)(3). In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the formulation of the Plan. The Debtors filed their chapter 11 cases and proposed the Plan with legitimate and honest purposes including, among other things, (i) the reorganization of the Debtors' businesses, (ii) the preservation and maximization of the Debtors' business enterprise values through a reorganization under chapter 11, (iii) restructuring of the Debtors' capital structure, (iv) maximization of the recovery to creditors under the circumstances of these cases, and (v) preserving jobs of the Debtors' employees in connection with the Debtors' continuing operations. Furthermore, the Plan reflects and is the result of arms-length negotiations among the Debtors, the Existing Lender Agent and the Creditors Committee and is consistent with the best interests of the Debtors' estates, creditors, and equity holders.

                  S. Payments for Services or Costs and Expenses (11 U.S.C. ss. 1129(a)(4)). All payments made or to be made by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the chapter 11 cases, or in connection with the Plan and incident to the chapter 11 cases, have been approved by, or are subject to the approval of, the Court as reasonable, thereby satisfying 11 U.S.C. ss. 1129(a)(4).

                  T. Directors, Officers and Insiders (11 U.S.C. ss. 1129(a)(5)). The Debtors have complied with 11 U.S.C. ss. 1129(a)(5). The identity and affiliations of the persons that will serve as initial directors or officers of the Reorganized Debtors after confirmation of the Plan have been fully disclosed in the Disclosure Statement and the Designation. The appointment to, or continuance in, such offices of such persons is consistent with the interests of holders of claims against and interests in the Debtors and with public policy. The identity of any insider that will be employed or retained by the Reorganized Debtors and the nature of such insider's compensation have also been fully disclosed, to the extent applicable.

                  U. No Rate Changes (11 U.S.C. ss. 1129(a)(6)). There is no regulatory commission having jurisdiction after confirmation of the Plan over the rates of the Debtors and no rate change provided for in the Plan requiring approval of any such commission. Therefore, 11 U.S.C. ss. 1129(a)(6) is not applicable.

                  V. Best Interests of Creditors (11 U.S.C. ss. 1129(a)(7)). The Plan satisfies 11 U.S.C. ss. 1129(a)(7). The liquidation analysis attached as Appendix E to the Disclosure Statement and other evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence, and (iii) establish that each holder of an impaired claim or interest either has accepted the Plan or will receive or retain under the Plan, on account of such claim or interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

                  W. Deemed Acceptance or Rejection by Certain Classes (11 U.S.C. ss. 1129(a)(8)). Classes 1, 2 and 3 are classes of unimpaired claims and interests that are conclusively presumed to have accepted the Plan under 11 U.S.C. ss. 1126(f). Classes 4, 5, 6, 7, 8, 9 and 11 have voted to accept the Plan in accordance with 11 U.S.C. ss.ss. 1126(c). Class 10 has voted to reject the Plan pursuant to 11 U.S.C. ss. 1126(c). Classes 12, 13, 14, 15 and 16 are not entitled to receive or retain any property under the Plan and, therefore, are deemed to have rejected the Plan pursuant to 11 U.S.C. ss. 1126(g). Although 11 U.S.C. ss. 1129(a)(8) has not been satisfied with respect to Classes 10, 12, 13, 14, 15 and 16, the Plan is confirmable because the Plan satisfies 11 U.S.C. ss. 1129(b) with respect to those classes of claims and interests, as set forth in Paragraph CC below.

                  X. Treatment of Administrative, Priority and Tax Claims (11 U.S.C. ss. 1129(a)(9)). The treatment of Administrative Claims, Priority Tax Claims and Other Priority Claims pursuant to Sections 4.1(a), 4.1(b) and 4.2(a) of the Plan satisfies the requirements of 11 U.S.C. ss.ss. 1129(a)(9)(A), (B) and (C).

                  Y. Acceptance by Impaired Class (11 U.S.C. ss. 1129(a)(10)). Classes 4, 5, 6, 7, 8, 9 and 11 are impaired classes of claims that voted to accept the Plan, and, to the Debtors' knowledge, do not contain insiders whose votes have been counted. Therefore, the requirement of 11 U.S.C. ss. 1129(a)(10) that at least one class of claims against or interests in the Debtors that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider, has been satisfied.

                  Z. Feasibility (11 U.S.C. ss. 1129(a)(11)). The projections set forth in Appendix B to the Disclosure Statement and other evidence proffered or adduced by the Debtors at the Confirmation Hearing with respect to feasibility (i) are persuasive and credible, (ii) have not been controverted by other evidence or challenged in any objection, and
         (iii) establish that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtors, thus satisfying the requirements of 11 U.S.C. ss. 1129(a)(11).

                  AA. Payment of Fees (11 U.S.C. ss. 1129(a)(12)). All fees payable under 28 U.S.C. ss. 1930 on or before the Effective Date, as determined by the Court, have been paid or will be paid on the Effective Date pursuant to Section 12.3 of the Plan, thus satisfying the requirements of 11 U.S.C. ss. 1129(a)(12).

                  BB. Continuation of Retiree Benefits (11 U.S.C. ss. 1129(a)(13)). Any retiree benefits within the meaning of 11 U.S.C. ss. 1114 will be treated as executory contracts and assumed pursuant to
         Section 7.6 of the Plan. Thus, the requirements of 11 U.S.C. ss. 1129(a)(13) are satisfied.

                  CC. Fair and Equitable; No Unfair Discrimination (11 U.S.C. ss. 1129(b)). Class 10 is an impaired class of claims that has rejected the Plan pursuant to 11 U.S.C. ss. 1126(c) and Classes 12, 13, 14, 15 and 16 are impaired classes of claims and interests that are deemed to have rejected the Plan pursuant to 11 U.S.C. ss. 1126(g). The Plan does not discriminate unfairly and is fair and equitable with respect to Classes 10, 12, 13, 14, 15 and 16 as required by 11 U.S.C. ss. 1129(b)(1). Thus, the Plan may be confirmed notwithstanding the Debtors' failure to satisfy 11 U.S.C. ss. 1129(a)(8). Upon confirmation and the occurrence of the Effective Date, the Plan shall be binding upon the members of Classes 10, 12, 13, 14, 15 and 16.

                  DD. Principal Purpose (11 U.S.C. ss. 1129(d)). The principal purpose of the Plan is neither the avoidance of taxes nor the avoidance of Section 5 of the Securities Act of 1933, and no governmental unit has objected to the confirmation of the Plan on any such grounds. The Plan therefore satisfies the requirements of 11 U.S.C. ss. 1129(d).

                  EE. Plan Modifications. The modifications to the Plan set forth in the First Modification do not materially or adversely affect or change the treatment of any holder of a Claim who has not accepted in writing the modifications. Accordingly, pursuant to Fed. R. Bankr.
         P. 3019, such modifications do not require additional disclosure under 11 U.S.C. ss. 1125 or resolicitation of acceptances or rejections under 11 U.S.C. ss. 1126, nor do they require that holders of claims be afforded an opportunity to change previously cast acceptances or rejections of the Plan. Disclosure of the modifications on the record at the Confirmation Hearing constitutes due and sufficient notice thereof under the circumstances of these chapter 11 cases.

                  FF. No Objection to Disposition of Contracts and Leases. No party to an executory contract or unexpired lease to be assumed by the Debtors pursuant to Section 7.1, 7.6 or 7.7 of the Plan or rejected by the Debtors pursuant to Section 7.7 or 7.10 of the Plan has objected to the assumption or rejection thereof.

                  GG. No Liquidation. Because the Plan does not provide for the liquidation of all or substantially all of the property of the Debtors' estates and the Reorganized Debtors will engage in businesses following consummation of the Plan, 11 U.S.C. ss. 1141(d)(3) is not applicable.

                  HH. Burden of Proof. The Debtors, as proponents of the Plan, have met their burden of proving the elements of 11 U.S.C. ss.ss. 1129(a) and (b) by a preponderance of the evidence.

                  II. Satisfaction of Confirmation Requirements. The Plan satisfies the requirements for confirmation set forth in 11 U.S.C. ss. 1129. The Debtors, the Existing Lender Agent and the Creditors Committee have represented to the Court that the conditions precedent to confirmation set forth in Section 10.1 of the Plan have either been satisfied or waived.

                  IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

         1. Objections. All objections that have not been withdrawn, resolved, waived or settled, and all reservations of rights pertaining to confirmation of the Plan included therein, are overruled on the merits.

         2. Approval of Plan Modifications. The modifications set forth in the First Modification are approved. The Plan as modified by the First Modification shall constitute the Plan and all references herein to the Plan shall mean the Plan as so modified.

         3. Confirmation of Plan. The Plan is approved and confirmed under 11 U.S.C. ss. 1129.

         4. Incorporation of Terms and Provisions of Plan. The terms and provisions of the Plan are incorporated by reference into and are an integral part of this Confirmation Order. Each term and provision of the Plan is valid, binding and enforceable as though fully set forth herein. The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are non-severable and mutually dependent. The failure specifically to include or reference any particular term or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such term and provision, it being the intent of the Court that the Plan be confirmed in its entirety.

         5. Binding Effect. Effective on the Effective Date, and except as expressly provided in this Confirmation Order, the Plan and its provisions shall be binding upon the Debtors, the Reorganized Debtors, any entity acquiring or receiving property or a distribution under the Plan and any holder of a claim against or interest in the Debtors, including all governmental entities, whether or not the claim or interest of such holder is impaired under the Plan and whether or not such holder or entity has accepted the Plan. Pursuant to 11 U.S.C. ss.ss. 1123(a) and 1142(a) and the provisions of this Confirmation Order, the Plan and all Plan-related documents shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

         6. Approval of Substantive Consolidation. The substantive consolidation of the Debtors' estates for the purposes and with the effects described in
Section 2.1 of the Plan is approved.

         7. Approval of Compromises and Settlements Embodied in Plan. The compromises and settlements of the issues described in Section 2.2(a) of the Plan, and the terms and provisions of the Plan reflecting such compromises and settlements, including without limitation Section 2.2(b) of the Plan, are approved. The settlement of the Pennsylvania Tort Claims in accordance with the provisions of Section 4.3(h) of the Plan is approved, subject to the terms and conditions of the Plan.

         8. Approval of Releases and Exculpation; Injunction. The Debtor releases of parties provided in Section 12.9(a) of the Plan, the consensual and voluntary creditor releases of third parties provided in Section 12.9(b) of the Plan, and the exculpations provided for in Section 12.12 of the Plan are approved. As of the Effective Date, (a) the Reorganized Debtors and any Persons seeking to exercise the rights of the Debtors' estates (including, without limitation, any estate representative appointed pursuant to 11 U.S.C. ss. 1123(b)(3)(B)), as to the Persons released pursuant to Section 12.9(a), (b) all creditors who have voted to accept the Plan, as to the Persons released in
Section 12.9(b), and (c) all parties in interest as to the Persons exculpated in
Section 12.12, are permanently enjoined from taking any of the following actions on account of claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities or terminated interests or rights against any such Persons: commencing or continuing, in any manner or in any place, any action or other proceeding; enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; creating, perfecting, or enforcing any lien or encumbrance; asserting a setoff against any debt, liability, or obligation due to any such Person; or commencing or continuing any action, in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

         9. Allowance of Existing Lender Claims and Liens. As a result of the compromises and settlements set forth in the Plan and the expiration of the deadline under the Cash Collateral Orders for parties in interest to challenge the Liens and Claims of the Existing Lenders, the Existing Lenders' Claims are hereby Allowed and their Liens are legal, valid, binding, perfected, not subject to recharacterization, subordination and otherwise unavoidable for all purposes of these chapter 11 cases and subsequent proceedings (if any). All settlements, compromises, releases, discharges, injunctions and exculpations set forth in the Plan shall be, and hereby are, effective and binding on all persons and entities who may have had standing to assert such claims or causes of action against the Existing Lender Agent or the Existing Lenders, and no other person or entity shall possess such standing to assert such claims or causes of action after the Effective Date. Pursuant to Sections 4.3(a) and 4.3(f) of the Plan, this Order constitutes authorization for the Existing Lenders to enforce their subordination rights against Dissenting Bondholders, thereby precluding any recovery for Dissenting Bondholders and permitting the Dissenting Bondholder Holdback to be distributed to the Existing Lenders.

         10. Approval of Exit Financing Under Plan. The Exit Financing Commitment is approved and the Debtors or Reorganized Debtors, as applicable, are authorized to execute and deliver the Exit Financing Commitment, pay the fees and costs required thereunder and perform their obligations thereunder. The Debtors or Reorganized Debtors, as applicable, are authorized to execute, deliver and perform their obligations under a new credit agreement, mortgages, securities agreements and other documents (collectively, the "Exit Financing Documents") with terms and provisions substantially consistent with those contained in the Exit Financing Commitment, with such changes as may be agreed between the Debtors or Reorganized Debtors, as applicable, and the lenders thereunder, the Existing Lender Agent and the Creditors Committee (to the extent that any provisions thereof materially impact upon the treatment of Classes 7, 8 or 9), as necessary or appropriate to effect the exit financing in accordance with the Plan. The Exit Financing Documents shall constitute legal, valid, binding and authorized obligations of the Debtors or Reorganized Debtors, as applicable, enforceable in accordance with their terms, and shall create the security interests, liens and mortgages purported to be created thereby.

         11. Transfers of Property. On the Effective Date, the transfers of property to be made by the Debtors under the Plan, including the transfers contemplated by Sections 4.1, 4.2, 4.3, 6.3, 6.4, 6.5, 6.11 and 6.14 of the
Plan, (a) are or will be legal, valid, and effective transfers of property, (b) vest or will vest the transferees with good title to such property free and clear of all liens, charges, claims, encumbrances, or interests, except as expressly provided in the Plan or Confirmation Order, (c) do not and will not constitute avoidable transfers under the Bankruptcy Code or under applicable law, (d) do not and will not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor, transferee or stamp or recording tax liability and (e) are for good consideration and value.

         12. Plan Implementation Authorization. Pursuant to the Plan, each of the Debtors and the Reorganized Debtors are authorized to negotiate, execute, deliver, file or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any documents, notes or securities issued pursuant to the Plan, including without limitation the Plan Documents in form and substance reasonably acceptable to the Debtors, the Existing Lender Agent and the Creditors Committee (to the extent that any provisions thereof materially impact upon the treatment of Classes 7, 8 or 9). The Debtors and the Reorganized Debtors and their respective directors, officers, members, agents and attorneys, are authorized and empowered to negotiate, issue, execute, deliver, file or record any agreement, document or security, including, without limitation, the documents referenced in the Plan and/or the Plan Documents in form and substance as aforesaid, as the same may be modified, amended and supplemented in a manner reasonably acceptable to the Debtors, the Existing Lender Agent and the Creditors Committee (to the extent that any provisions thereof materially impact upon the treatment of Classes 7, 8 or 9), and to take any action necessary or appropriate to implement, effectuate and consummate the Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Plan, including but not limited to any merger, release, amendment or restatement of any bylaws, certificates of incorporation or other organization documents of the Debtors, whether or not specifically referred to in the Plan or any exhibit thereto, without further order of the Court. Any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.

         13. Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any State or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement and any documents, instruments or agreements, and any amendments or modifications thereto.

         14. Exemption from Certain Taxes. Pursuant to 11 U.S.C. ss. 1146(c), neither (a) the issuance, transfer or exchange of notes or equity securities under the Plan, (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest, (c) the making or assignment of any contract, lease or sublease, nor (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements, any agreements of consolidation, restructuring, disposition, liquidation, or dissolution, any deeds, any bills of sale, or any transfers of tangible or intangible property, shall be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sales or use tax, mortgage recording tax, or other similar tax or governmental assessment. State and local governmental officials or agents are hereby directed to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

         15. Exemption from Securities Laws. The exemption from the requirements of Section 5 of the Securities Act of 1933, and any state or local law requiring registration for the offer, sale, issuance, exchange or transfer of a security provided for in the Plan in exchange for claims against or interests in the Debtors, or registration or licensing of an issuer of, underwriter of, or broker dealer in, such security is authorized by 11 U.S.C. ss. 1145. The offer and sale of New Senior Term Notes, New GenTek Common Stock and New GenTek Warrants, is exempt from registration under 11 U.S.C. ss. 1145 and such securities are freely tradable by the holders thereof except to the extent a holder is an "underwriter" as defined in 11 U.S.C. ss. 1145(b).

         16. Applicable Non-Bankruptcy Law. Pursuant to 11 U.S.C. ss.ss. 1123(a) and 1142(a), the provisions of this Confirmation Order, the Plan or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

         17. Appointment of Directors. The following seven persons are appointed to the Board of Directors of Reorganized GenTek, to serve from and after the Effective Date as provided in the Plan: Henry L. Druker, Kathleen R. Flaherty, John G. Johnson, Jr., Bruce D. Martin, John F. McGovern, William E. Redmond and Richard R. Russell. Any vacancy existing as of the Effective Date shall be filled in accordance with the terms of the Certificate of Incorporation of Reorganized GenTek and the By-laws of Reorganized GenTek.

         18. Approval of Assumption or Rejection of Contracts and Leases. Unless otherwise provided in an order of or in proceedings before the Court specifically dealing with (a) an executory contract or unexpired lease that is subject to assumption pursuant to Section 7.1, 7.6 and 7.7 of the Plan, the assumption of such contract or lease is hereby approved as proposed in such
Section 7.1, 7.6 and 7.7; and (b) an executory contract or unexpired lease that is subject to rejection pursuant to Section 7.7 and 7.10 of the Plan, the rejection of such contract is hereby approved as proposed in such Section 7.7 and 7.10.

         19. Reversal. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of the Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors' receipt of written notice of any such order. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan or any amendments or modifications thereto.

         20. Authorization to Consummate Plan. Notwithstanding Fed. R. Bankr. P. 3020(e), the Confirmation Order shall take effect immediately upon its entry and the Debtors are authorized to consummate the Plan immediately after entry of this Confirmation Order in accordance with the terms of the Plan.

         21. Notice of Entry of Confirmation Order. On or before the tenth business day following the date of entry of this Confirmation Order, the Debtors shall serve notice of the entry of this Confirmation Order pursuant to Fed. R. Bankr. P. 2002(f)(7), 2002(k) and 3020(c) on all holders of claims and interests, the United States Trustee, and other parties in interest, by causing notice substantially in the form attached hereto as Exhibit A to be delivered to such parties by first-class mail, postage prepaid.

         22. Notice of Effective Date. Within five business days following the occurrence of the Effective Date, the Reorganized Debtors shall file notice of the Effective Date with the Bankruptcy Court and serve a copy of such notice on the parties named on the 2002 Service List maintained in these cases.

Dated:   Wilmington, Delaware
         October 7, 2003



                                    /s/ Mary F. Walrath
                                    -----------------------------------
                                    Mary F. Walrath
                                    Chief United States Bankruptcy Judge

                                    EXHIBIT A




                      NOTICE OF ENTRY OF CONFIRMATION ORDER
                      -------------------------------------






          UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE


In re:                                            Chapter 11
GENTEK INC., ET AL., AND NOMA COMPANY,            Case No. 02-12986 (MFW)
                                                  Debtors. Jointly Administered

                   NOTICE OF (A) ENTRY OF ORDER CONFIRMING JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11, TITLE 11, UNITED
                 STATES CODE OF GENTEK INC., ET AL., AND NOMA COMPANY, DEBTORS, AND (B) BAR DATES FOR FILING ADMINISTRATIVE
                    CLAIMS, PROFESSIONAL FEE/SUBSTANTIAL CONTRIBUTION CLAIMS AND CONTRACT/LEASE REJECTION DAMAGES CLAIMS


DEBTOR                                     OTHER NAMES USED                         ADDRESS
GenTek Inc.                                N/A                                      Liberty Lane, Hampton, NH 03842
Balcrank Products Inc.                     N/A                                      One Balcrank Way, Weaverville, NC 28787
Big T-2 Company LLC                        N/A                                      25 Burlington Mall Road, Burlington, MA 01803
Binderline Draftline, Inc.                 N/A                                      90 East Halsey Road, Parsippany, NJ 07054
Con-X Corporation                          N/A                                      6950 South Tuscan Way, Englewood, CO 80112
Defiance, Inc.                             N/A                                      90 East Halsey Road, Parsippany, NJ 07054
Defiance Kinematics Inc.                   N/A                                      950 Maplelawn, Troy, MI 48084
Defiance Precision Products, Inc.          N/A                                      1125 Precision Way, Defiance, OH 43512
Defiance Precision Products                N/A                                      1125 Precision Way, Defiance, OH 43512
Management LLC
Defiance Precision Products                N/A                                      1125 Precision Way, Defiance, OH 43512
Manufacturing LLC
Defiance Testing and Engineering           Defiance, Inc/SMTC; Defiance-SMC;        950 Maplelawn, Troy, MI 48084
Service, Inc.                              Defiance-SMS/STS; Defiance-STS;
                                           Defiance-STS/SMC;
                                           Defiance/Manta; Engineered
                                           Electronics; Structural Mechanics
                                           Consultants; Structural Testing
                                           Services
Electronic Interconnect Systems,Inc        N/A                                      90 East Halsey Road, Parsippany, NJ 07054
Fini Enterprises, Inc.                     N/A                                      1301 North Louisiana, Celina, TX 75009
General Chemical Corporation               Delaware General Chemical                90 East Halsey Road, Parsippany, NJ 07054
                                           Corporation; Gen Chem; General
                                           Chemical Corporation of Delaware;
                                           Tex Gen
HN Investment Holdings Inc.                NH Investment Holdings Inc.              Liberty Lane, Hampton, NH 03842
Hy-Form Products, Inc.                     N/A                                      90 East Halsey Road, Parsippany, NJ 07054
Krone Digital Communications Inc.          N/A                                      One Greenwood Road, Sidney, NE 69162
Krone Incorporated                         N/A                                      6950 South Tuscan Way, Englewood, CO 80112
Krone International Holding Inc.           HMC Patents Holding Company, Inc.        Liberty Lane, Hampton, NH 03842
Krone Optical Systems Inc.                 Northern Lights Cable, Inc.              North Bennington Bldg, Water Street, North
                                                                                    Bennington, VT 05257
Krone  USA,  Incorporated                  N/A                                      6950  South  Tuscan  Way,  Englewood, CO 80112
Noma Corporation                           N/A                                      200 Galleria Officentre, Suite 200, Southfield
                                                                                    MI 48034
Noma O.P., Inc.                            N/A                                      200 Galleria Officentre, Suite 200, Southfield
                                                                                    MI 48034
PCT Mexico Corporation                     N/A                                      200 Galleria Officentre, Suite 200, Southfield
                                                                                    MI 48034
Printing Developments, Inc.                N/A                                      2010 Indiana St., Racine, WI 53405
Reheis, Inc.                               N/A                                      235 Snyder Ave., Berkeley Heights, NJ 07922
Toledo Technologies Inc.                   N/A                                      28-271 Cedar Park Blvd, Perrysburg, OH 43351
Toledo Technologies Management             N/A                                      28-171 Cedar Park Blvd, Perrysburg, OH 43607
LLC
Toledo Technologies Manufacturing          N/A                                      28-171 Cedar Park Blvd, Perrysburg, OH 43607
LLC
Vigilant Networks LLC                      Big T-1 Company LLC                      25 Burlington Mall Road, Burlington, MA 01803
Waterside Urban Renewal                    N/A                                      90 East Halsey Road, Parsippany, NJ 07054
Corporation
Noma Company                               N/A                                      245 Drumlin Circle, Concord, Ontario, Canada
                                                                                    L4K 3E4
---------------------------------          ---------------------------------        --------------------------------------------

[Table continued]

                   NOTICE OF (A) ENTRY OF ORDER CONFIRMING JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11, TITLE 11, UNITED
                 STATES CODE OF GENTEK INC., ET AL., AND NOMA COMPANY, DEBTORS, AND (B) BAR DATES FOR FILING ADMINISTRATIVE
                    CLAIMS, PROFESSIONAL FEE/SUBSTANTIAL CONTRIBUTION CLAIMS AND CONTRACT/LEASE REJECTION DAMAGES CLAIMS


DEBTOR                                         TAX I.D. #           CASE #
GenTek Inc.                                    02-0505547           02-12986 (MFW)
Balcrank Products Inc.                         38-2897194           02-12987 (MFW)
Big T-2 Company LLC                            22-3751209           02-12988 (MFW)
Binderline Draftline, Inc.                     38-1810522           02-12989 (MFW)
Con-X Corporation                              63-1098699           02-12990 (MFW)
Defiance, Inc.                                 34-1526359           02-12992 (MFW)
Defiance Kinematics Inc.                       22-3665196           02-12993 (MFW)
Defiance Precision Products, Inc.              34-1414422           02-12994 (MFW)
Defiance Precision Products                    34-1940275           02-12996 (MFW)
Management LLC
Defiance Precision Products                    34-1940277           02-12997 (MFW)
Manufacturing LLC
Defiance Testing and Engineering               38-2766112           02-12998 (MFW)
Service, Inc.
Electronic Interconnect Systems,Inc            04-2828810           02-12999 (MFW)
Fini Enterprises, Inc.                         75-2039428           02-13000 (MFW)
General Chemical Corporation                   22-2689817           02-13001 (MFW)
HN Investment Holdings Inc.                    22-3645354           02-13002 (MFW)
Hy-Form Products, Inc.                         38-2184722           02-13003 (MFW)
Krone Digital Communications Inc.              22-3746790           02-13004 (MFW)
Krone Incorporated                             84-1276332           02-13005 (MFW)
Krone International Holding Inc.               02-0416899           02-13006 (MFW)
Krone Optical Systems Inc.                     03-0315919           02-13007 (MFW)
Krone  USA,  Incorporated                      06-1054872           02-13008 (MFW)
Noma Corporation                               06-0879221           02-13009 (MFW)
Noma O.P., Inc.                                51-0365495           02-13010 (MFW)
PCT Mexico Corporation                         25-1559158           02-13011 (MFW)
Printing Developments, Inc.                    22-2689839           02-13012 (MFW)
Reheis, Inc.                                   22-2640008           02-13013 (MFW)
Toledo Technologies Inc.                       38-2197045           02-13014 (MFW)
Toledo Technologies Management                 34-1940279           02-13015 (MFW)
LLC
Toledo Technologies Manufacturing              34-1940282           02-13016 (MFW)
LLC
Vigilant Networks LLC                          22-3751206           02-13017 (MFW)
Waterside Urban Renewal                        22-2366872           02-13018 (MFW)
Corporation
Noma Company                                   98-0222130           02-13019 (MFW)
---------------------------------              -------------        ------------------

TO:      ALL PARTIES IN INTEREST

PLEASE TAKE NOTICE THAT:

                  1. On October __, 2003, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") entered its Order Confirming Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code of GenTek Inc., et al., and Noma Company, Debtors, as Modified (the "Confirmation Order"). Unless otherwise defined herein, capitalized terms used in this Notice shall have the meanings ascribed to such terms in the Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code of GenTek Inc., et al., and Noma Company, Debtors, dated August 28, 2003, as modified by the First Modification to Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code of GenTek Inc., et al., and Noma Company, Debtors, dated October 3, 2003 (together, the "Plan").

                  2. Copies of the Confirmation Order and the Plan may be obtained by accessing http://www.gentek-global.com. All documents filed with the Bankruptcy Court may also be reviewed during regular business hours (9:00 a.m. to 4:00 p.m. Eastern time weekdays, except legal holidays) at the Bankruptcy Court, 824 Market Street, Wilmington, Delaware 19801.

                  3. The Plan will become effective in accordance with its terms on the date on which all conditions to the consummation of the Plan as set forth in Section 10.2 of the Plan have been satisfied or waived (the "Effective Date"). The Debtors shall file a notice of the occurrence of the Effective Date with the Bankruptcy Court, mail a copy thereof to all parties on the 2002 Service List maintained in these cases, and post a copy on their website at http://www.gentek-global.com.

                  4. In accordance with Section 12.2 of the Plan, all requests for payment of an Administrative Claim (other than as set forth in Section 4.1(a) of the Plan and other than Professional Fee Claims and Substantial Contribution Claims as set forth in Section 12.1 of the Plan) must be filed with the Bankruptcy Court and served on the undersigned counsel for the Debtors or Reorganized Debtors no later than forty-five (45) days after the Effective Date (the "Administrative Claims Bar Date"). Holders of Administrative Claims who fail to timely file and serve a request for payment shall be forever barred from seeking payment of any such Administrative Claims from the Estates, the Debtors or the Reorganized Debtors. The Debtors shall have sixty (60) days after receipt of each request for payment to review and object to the Administrative Claim alleged therein, after which time a hearing for determination of allowance of such Administrative Claim will be scheduled. NOTWITHSTANDING THE FOREGOING, NO REQUEST FOR PAYMENT OF AN ADMINISTRATIVE CLAIM NEED BE FILED WITH RESPECT TO AN ADMINISTRATIVE CLAIM WHICH IS PAID OR PAYABLE BY A DEBTOR IN THE ORDINARY COURSE OF BUSINESS.

                  5. In accordance with Section 12.1(a) of the Plan, all final requests for payment of Professional Fee Claims pursuant to Sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code and Substantial Contribution Claims under Section 503(b)(3), (4), or (5) of the Bankruptcy Code must be filed with the Bankruptcy Court and served on the undersigned counsel for the Debtors or Reorganized Debtors, and any other necessary parties-in-interest no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Holders of Professional Fee Claims or Substantial Contribution Claims who fail to timely file and serve a final request for payment shall be forever barred from seeking payment of any such Professional Fee Claims or Substantial Contribution Claims from the Estates, the Debtors or the Reorganized Debtors. Objections to such requests for payment must be filed with the Bankruptcy Court and served on the requesting Professional or other entity seeking payment, the undersigned counsel for the Debtors or Reorganized Debtors, and any other necessary parties-in-interest no later than twenty (20) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable request for payment was served.

                  6. In accordance with Section 7.4 of the Plan, if the rejection by a Debtor of an executory contract or unexpired lease pursuant to any provision of the Plan or pursuant to a rejection motion results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a Proof of Claim is filed with the Bankruptcy Court and served upon the undersigned counsel for the Debtors or Reorganized Debtors and counsel for the Creditors Committee, within thirty (30) days after the date of entry of the Confirmation Order in the case of a rejection pursuant to the Plan or the date of entry of the rejection order in the case of a rejection pursuant to a rejection motion. The foregoing applies only to Claims arising from the rejection of an executory contract or unexpired lease; any other Claims held by a party to a rejected contract or lease shall have been evidenced by a proof of claim filed by earlier applicable bar dates or shall be barred and unenforceable.

Dated:  October __, 2003

D. J. Baker                                                      Domenic E. Pacitti (I.D. No. 3989)
Rosalie Walker Gray                                              J. Kate Stickles (I.D. No. 2917)
Adam S. Ravin                                                    SAUL EWING LLP
SKADDEN, ARPS, SLATE, MEAGHER                                    222 Delaware Avenue
& FLOM LLP                                                       P.O. Box 1266
Four Times Square                                                Wilmington, Delaware 19899
New York, New York 10036-6522                                    Fax:  (302) 421-5881
Fax: (212) 735-2000
                                                                 Attorneys for Debtor and Debtor-in-Possession Noma Company
Mark S. Chehi (I.D. No. 2855)
Jane M. Leamy (I.D. No. 4113)                                    Neil B. Glassman (I.D. No. 2087)
SKADDEN, ARPS, SLATE, MEAGHER                                    Charlene D. Davis (I.D. No. 2336)
& FLOM LLP                                                       THE BAYARD FIRM
One Rodney Square                                                222 Delaware Avenue, Suite 900
Wilmington, Delaware 19899                                       Wilmington, Delaware 19899
Fax: (302) 651-3001                                              Fax: (302) 658-6395

Attorneys for Debtors and Debtors-in-Possession                  Attorneys for Debtor and Debtor-in-Possession GenTek Inc.
(excluding Noma Company)                                         regarding Noma Company and for Debtors and
                                                                 Debtors-in-Possession other than
                                                                 Noma Company regarding certain matters